Exhibit 99.1

For Release:	Immediately

Contact:	Media – Lorrie Paul Crum, VP – Corp. Communications 216/896-2750 lcrum@parker.com

Financial Analysts – Timothy K. Pistell, VP – Finance & Administration 216/896-2130 tpistell@parker.com

Stock Symbol:	PH – NYSE

Parker Quarterly Earnings & Outlook Remain Flat; Industrial Operating Income Rises

Cleveland, Ohio: April 15, 2003 – Parker Hannifin Corporation today reported third-quarter net income for the period ended March 31, 2003 of $48.7 million, or 42 cents per diluted share, on sales of $1.65 billion. Realignment costs, including severance and manufacturing relocations, reduced earnings by four cents per diluted share in the quarter. For the same period last year, net income was $52.4 million, or 45 cents per diluted share, on sales of $1.58 billion, including a reduction of two cents per diluted share in realignment costs.

Parker CEO Don Washkewicz noted continued weakness in the company’s aerospace and North American industrial markets. “Our balance sheet remains strong, and we’re maintaining strict controls on working capital and expenditures,” said Washkewicz. “At the same time, we’re seeing positive progress from all the work we’ve done to realign operations and implement the Win Strategy. We just haven’t seen any improvement in the economy.”

Washkewicz said the continuing strength of cash flow from operations enabled the company to make discretionary contributions of approximately $108 million to its pension plans during the quarter in the United States, Canada and the United Kingdom. “This demonstrates the company’s commitment to maintaining well-funded pension plans for our employees around the world.”

Washkewicz also noted that operating income was up in every segment except aerospace, where sales were two percent lower than last year and the operating margin was 13.6 percent.

In the industrial segment, operating income was up 20 percent overall. In North America, sales were flat and the operating margin was 5.8 percent. The international industrial business achieved a margin of 5.7 percent with a 28-percent sales increase, mostly driven by currency exchange rates and acquisitions.

In the “Other” segment, sales were seven-percent lower than in the prior year, reflecting the divestiture of the Wynn Warranty business last June, while operating income was up nine percent, and the margin improved to 9.0 percent.

Nine-Months’ Results

Sales in the first nine months of fiscal 2003 were $4.75 billion, up six percent from the same period last year. Year-to-date net income increased to $147.2 million, or $1.26 per diluted share, reduced by 10 cents per diluted share in realignment costs and an equity-investment adjustment. In the first nine months of fiscal 2002, the company earned $142.0 million, or $1.23 per diluted share, for which realignment costs and an equity-investment adjustment reduced earnings by 13 cents per diluted share.

Outlook

The company did not issue a range of projected earnings for the remaining quarter of fiscal year 2003, citing continued economic uncertainties and limited predictability of aerospace and industrial activities in the current climate. “With no discernable change in market conditions, all we can say is that we expect the coming quarter to be very similar to this one,” said Washkewicz.

Parker advises shareholders to note monthly order trends, for which the company makes a disclosure several business days after the conclusion of each month. This information is available on the company’s investor information web site, at www.phstock.com.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 44 countries around the world. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the company’s future performance and earnings projections may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities and strategic initiatives to improve operating margins. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism, including the war with Iraq; the impact of Severe Acute Respiratory Syndrome on global travel; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing, and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

PARKER HANNIFIN CORPORATION-MARCH 31, 2003

CONSOLIDATED STATEMENT OF INCOME

(Unaudited) (Dollars in thousands except per share amounts)	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net sales	$1,646,844	$1,578,332	$4,749,949	$4,491,529
Cost of sales	1,368,430	1,309,245	3,927,147	3,710,763

Gross profit	278,414	269,087	822,802	780,766
Selling, general and administrative expenses	182,378	171,764	535,775	502,062
Other income (deductions):
Interest expense	(20,349)	(20,924)	(59,399)	(62,933)
Interest and other (expense), net	(1,731)	161	(3,935)	267

	(22,080)	(20,763)	(63,334)	(62,666)

Income before income taxes	73,956	76,560	223,693	216,038
Income taxes	25,293	24,203	76,503	74,038

Net income	$48,663	$52,357	$147,190	$142,000

Earnings per share:

Basic earnings per share	$.42	$.45	$1.27	$1.23

Diluted earnings per share	$.42	$.45	$1.26	$1.23

Average shares outstanding during period—Basic	116,506,352	115,503,613	116,339,433	115,226,875
Average shares outstanding during period—Diluted	116,890,480	116,282,075	116,872,253	115,884,581

Cash dividends per common share	$.19	$.18	$.55	$.54

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited) (Dollars in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net sales
Industrial:
North America	$727,060	$726,808	$2,124,542	$2,023,947
International	416,434	325,754	1,156,014	912,491
Aerospace	280,020	284,989	832,741	885,801
Other	223,330	240,781	636,652	669,290

Total	$1,646,844	$1,578,332	$4,749,949	$4,491,529

Segment operating income
Industrial:
North America	$42,166	$38,090	$120,634	$102,131
International	23,852	17,126	72,819	50,161
Aerospace	38,140	48,682	123,324	152,020
Other	20,039	18,358	51,328	44,779

Total segment operating income	124,197	122,256	368,105	349,091
Corporate general and administrative expenses	22,662	17,550	62,155	50,163

Income from operations before interest expense and other	101,535	104,706	305,950	298,928
Interest expense	20,349	20,924	59,399	62,933
Other expense	7,230	7,222	22,858	19,957

Income before income taxes	$73,956	$76,560	$223,693	$216,038

Note: Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Unaudited) (Dollars in thousands) March 31,	2003	2002
Assets
Current assets:
Cash and cash equivalents	$52,696	$31,917
Restricted investments		98,850
Accounts receivable, net	991,131	981,972
Inventories	1,027,939	1,070,287
Prepaid expenses	43,265	42,248
Deferred income taxes	85,329	98,682

Total current assets	2,200,360	2,323,956
Plant and equipment, net	1,661,714	1,683,768
Goodwill	1,091,795	1,099,413
Intangible assets, net	56,223	43,734
Other assets	745,995	604,146

Total assets	$5,756,087	$5,755,017

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$410,278	$547,764
Accounts payable	395,658	378,951
Accrued liabilities	468,744	483,631
Accrued domestic and foreign taxes	34,700	73,263

Total current liabilities	1,309,380	1,483,609
Long-term debt	948,164	1,052,174
Pensions and other postretirement benefits	515,378	209,134
Deferred income taxes	133,242	147,726
Other liabilities	126,032	236,145
Shareholders’ equity	2,723,891	2,626,229

Total liabilities and shareholders’ equity	$5,756,087	$5,755,017

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited) (Dollars in thousands)	Nine Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net income	$147,190	$142,000
Depreciation and amortization	191,018	180,957
Net change in receivables, inventories, and trade payables	32,197	80,272
Net change in other assets and liabilities	(98,475)	42,779
Other, net	54,238	11,976

Net cash provided by operating activities	326,168	457,984

Cash flows from investing activities:
Acquisitions (less cash acquired of $7 in 2003 and $3,117 in 2002)	(1,999)	(383,144)
Capital expenditures	(112,863)	(157,452)
Other, net	13,722	(38,460)

Net cash used in investing activities	(101,140)	(579,056)

Cash flows from financing activities:
Net proceeds from common share activity	3,091	3,930
Net (payments of) proceeds from debt	(160,048)	190,132
Dividends	(63,739)	(62,058)

Net cash (used in) provided by financing activities	(220,696)	132,004

Effect of exchange rate changes on cash	1,980	(2,580)

Net increase in cash and cash equivalents	6,312	8,352
Cash and cash equivalents at beginning of period	46,384	23,565

Cash and cash equivalents at end of period	$52,696	$31,917